Exhibit 99.1

For Immediate Release

Contact:	Greg Hudgison	Patrick A. Reynolds
	Manager of Media and Public Relations	Director of Investor Relations
	(706) 644-0528	(706) 649-4973

Synovus Completes Acquisition of Riverside Bancshares, Inc.

Riverside Bank merges with Synovus’ Bank of North Georgia

Columbus, GA, March 27, 2006 – Synovus (NYSE: SNV), the Columbus, Georgia-based diversified financial services company, today announced the completion of its acquisition of Riverside Bancshares, Inc., the parent company of Marietta, Georgia-based Riverside Bank. Concurrently, Riverside Bank merged into Bank of North Georgia, an affiliate of Synovus headquartered in Alpharetta, Georgia, to form one bank under the Bank of North Georgia name. The acquisition of Riverside Bancshares, Inc. and merger of Riverside Bank and Bank of North Georgia mark a significant step in growing Synovus’ presence in the metropolitan Atlanta market.

Don Howard will continue in his current leadership role as Chairman and CEO of Bank of North Georgia and as the Regional CEO for Synovus’ Atlanta presence. Former Riverside Chairman and CEO Kessel Stelling Jr. has been named President and COO of Bank of North Georgia. Randy Carroll, previously Bank of North Georgia’s President and COO, has been named Vice Chairman.

Prior to the merger, Riverside Bank had just over $620 million in assets with nearly 90 team members serving customers through five bank locations in north metro Atlanta. With the merger of Riverside Bank and Bank of North Georgia, the combined bank now has $3.6 billion in assets, 497 team members, and 19 full service bank offices offering a full range of integrated financial services, including banking, trust, brokerage, mortgage, insurance, and full service ATMs. Synovus will serve the Atlanta metro area with a combined total of $5.4 billion in assets and 57 banking locations.

About Synovus

Synovus (NYSE: SNV) is a diversified financial services holding company with more than $29 billion in assets based in Columbus, GA.  Synovus provides integrated financial services including banking, financial management, insurance, mortgage and leasing services through 39 banks and other Synovus offices in Georgia, Alabama, South Carolina, Florida and Tennessee; and electronic payment processing through an 81-percent stake in TSYS (NYSE: TSS), one of the world’s largest companies for outsourced payment services.  FORTUNE magazine has named Synovus one of “The 100 Best Companies to Work For” in America, and has recognized Synovus in its Hall of Fame for consecutive appearances on the list since its inception in 1998.  In 2005, Synovus also appeared on “America’s Most Admired Companies” list.  See Synovus on the web at www.synovus.com.